UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 30, 2014

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 How Hughes Pkwy, Ste 1400, Las Vegas, NV 89169
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At our annual meeting of shareholders held on May 30, 2014 (the “Annual Meeting”), our shareholders approved the material terms of our Executive Management Bonus Plan (the “Plan”). The compensation committee of our board of directors had previously adopted and approved the Plan, subject to shareholder approval.

We incorporate by reference the description of the Plan contained in our definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2014, on pages 8 through 9 and A-1 through A-3 of that proxy statement.

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

At the Annual Meeting four proposals were placed before our shareholders: proposal one, to elect directors; proposal two, to ratify the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2014; proposal three, to adopt an advisory resolution approving our executive compensation; and proposal four, to approve the revised material terms of our Executive Management Bonus Plan.

Six individuals were nominated for election to our board of directors at the meeting, comprising the entire board. Such individuals received votes as follows, and each of the following six was elected to our board of directors:

	Votes for	Votes withheld	Broker Non-Votes
Charles E. Bradley, Jr.	12,375,248	737,616	10,043,174
Chris A. Adams	12,387,612	725,252	10,043,174
Brian J. Rayhill	11,633,063	1,479,801	10,043,174
William B. Roberts	12,378,036	734,828	10,043,174
Gregory S. Washer	10,489,668	2,623,196	10,043,174
Daniel S. Wood	12,378,036	734,828	10,043,174

Proposals two, three and four were approved, on the following votes:

	Votes for	Votes against	Abstentions	Broker Non-Votes
Proposal Two	22,378,827	323,052	454,159	-
Proposal Three	12,233,443	471,978	407,443	10,043,174
Proposal Four	12,450,750	254,671	407,443	10,043,174

Item 9.01 Financial Statements and Exhibits.

One exhibit is filed with this report:

99.1           Portions of the registrant’s definitive proxy statement filed April 30, 2014 (incorporated by reference into item 5.02 of this report).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: June 5, 2014	By:	/s/ Mark Creatura
Mark Creatura Senior Vice President and Secretary Signing on behalf of the registrant